PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	Chief Executive Officer
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2016 RESULTS

DALLAS, TEXAS … May 4, 2016 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $27.1 million for the first quarter of 2016 compared to $27.9 million in the same period of 2015.  Operating income was $3.4 million in the first quarter of 2016 compared to $3.7 million in the same period of 2015.  Net income was $2.2 million, or $0.18 per basic and diluted common share, for the first quarter of 2016 compared to $2.4 million, or $0.19 per basic and diluted common share, in the same period of 2015.

Net sales decreased in the first quarter of 2016 primarily due to Security Products' strong sales for a government security end-user in the first quarter of 2015 that, as expected, did not recur in the first quarter of 2016.  This decrease in 2016 sales was partially offset by increased sales to another   government customer within Security Products as well as increased Marine Components' sales resulting from improved demand for products sold to the waterski/wakeboard boat market.  Operating income decreased due to the lower sales, including reduced leverage of fixed manufacturing costs as a result of lower production volumes during the first quarter of 2016, partially offset by improved variable contribution margins attributable to relative changes in customer and product mix in both the Security Products and Marine Components segments for the period.

"The first quarter featured solid sales performances in both the Security Products and Marine Components segments," commented David A. Bowers, CEO. "With the exception of the nonrecurring project for the single Security Products customer, first quarter sales matched, and in some cases exceeded, those of a year ago. Through diversification and innovation in product offerings, our Marine Components segment continues to grow its sales and contribution to our bottom line. While we expect strong seasonal demand for Marine Components in the near-term, we will continue to monitor general economic conditions and sales order rates in all of our markets and respond as needed to fluctuations in customer requirements."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, the impact of current or future government regulations, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features, potential difficulties in implementing new manufacturing and accounting software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.
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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2015	2016

Net sales	$27.9	$27.1
Cost of goods sold	19.3	18.9
Gross profit	8.6	8.2
Selling, general and administrative expense	4.9	4.8
Operating income/income before taxes	3.7	3.4
Provision for income taxes	1.3	1.2
Net income	$2.4	$2.2

Basic and diluted net income per common share	$0.19	$0.18

Weighted average diluted common
shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2015	2016
Assets		(Unaudited)

Current assets:
Cash and equivalents	$52.3	$48.1
Accounts receivable, net	8.8	11.9
Inventories, net	15.1	14.4
Prepaid expenses and other	0.7	1.3
Total current assets	76.9	75.7

Goodwill	23.7	23.7
Net property and equipment	33.6	33.9
Other noncurrent	0.6	0.6

Total assets	$134.8	$133.9

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.6	$8.5
Income taxes	0.5	1.1
Total current liabilities	12.1	9.6

Deferred income taxes	5.0	5.0
Stockholders' equity	117.7	119.3

Total liabilities and stockholders' equity	$134.8	$133.9